Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal Fourth Quarter and Year-End Results

$65 Million in Fourth Quarter Orders Result in Strongest Net Bookings Quarter in Five Years;
Year-Over-Year Revenue Increases More Than $50 Million to $190 Million

KALISPELL, MT – November 7, 2005 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fiscal fourth quarter and year ended September 30, 2005.

Revenue for the fourth quarter was $47.8 million versus revenue of $49.8 million in the comparable quarter of fiscal 2004. Fourth quarter gross margin held at 52 percent, unchanged compared with the same quarter last year. Net income was $1.1 million, or $0.04 per share, versus net income of $4.3 million, or $0.14 per share, in last year’s comparable quarter. Fourth quarter net income was significantly impacted by Sarbanes-Oxley compliance costs, which totaled $2.2 million and reduced earnings by approximately $0.05 per share.

Total bookings for the fourth quarter were $65 million, an increase of 53 percent from the $42.4 million reported in the fourth quarter last year and a 60 percent increase versus bookings in this year’s third quarter. Deferred revenue at September 30, 2005, was $23.5 million and the company ended the quarter with a shipping backlog of $61.3 million, resulting in a total revenue backlog of $84.8 million. Fourth quarter shipments were $40.4 million.

“The surge in bookings during the fourth quarter resulted from strong follow-on demand for both Raider tools and Semitool’s batch products,” said Larry Murphy, president and chief operating officer. “In addition to the 15 Raiders booked during the quarter, we received orders for five Sirius and four Spectrum tools.

“We also are very encouraged by the continued success we have had at more deeply penetrating the Asian market,” Murphy said. “Fourth quarter sales in Asia were strong, and for the full fiscal year, bookings in that market were up 38 percent over fiscal 2004.

“We are currently on track to establish new Semitool sales offices in both Taiwan and China during the first quarter of fiscal 2006. We expect this transition will take another six to nine months and will complete our establishment of a direct sales force throughout Asia. This new sales organization will provide us with direct access to our customers and should allow us to reduce our selling costs.”

Ray Thompson, chairman and CEO, said, “Our 2005 financial growth and the strong bookings we achieved during Q4 affirm that we are effectively addressing our customers’ advanced fabrication and processing requirements.

“We obviously are encouraged by the momentum we have carried into the first quarter of fiscal 2006, and by the sheer number of new and clearly differentiated products we have underway,” Thompson added. “To ensure we are prepared for anticipated growth, we are investing in capacity and infrastructure enhancements. We are completing construction of a 29,000-square-foot facility in Salzburg, Austria, which we expect to occupy in December. Also, in January, we expect to close on the purchase of a 72,000-square-foot building near our Kalispell headquarters. This new acquisition will allow us to consolidate and leverage our highly competitive fabrication capabilities.”

For the full fiscal year, revenue advanced 36 percent to $190.4 million compared with $139.6 million in fiscal 2004. Full year net income increased 37 percent to $10.1 million, or $0.35 per share, compared with net income of $7.4 million, or $0.25 per share, last year.

Cash, cash equivalents and marketable securities totaled $7.0 million at September 30, 2005, compared with $16.2 million at the end of the third quarter of fiscal 2005. Investments in inventory following the recent increase in bookings led to the decline.

Guidance
Semitool expects fiscal first quarter revenue to be in the range of $48 million to $51 million, and first quarter earnings per share of between $0.04 and $0.07. For the full fiscal year, the company expects revenue in a range of $210 million and $240 million. Full-year gross margins are expected to be greater than 50%, however, margins during the first quarter will be lower than usual due to the company’s commitment to a one-time, lower-margin project.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern Time. Participants can access the call by dialing 866.761.0748 (617.614.2706 for international callers) and entering the passcode 10522794. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern today, until 11:59 p.m. Eastern on November 9, 2005, and can be accessed by calling 888.286.8010 (617.801.6888 for international callers) and entering the passcode 24628509.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) our new sales organization in Asia allowing us to reduce selling costs there, (ii) effectively addressing our customers’ advanced fabrication and processing requirements, (iii) the momentum we have carried into the first quarter of fiscal 2006 and the new and differentiated products underway, (iv) anticipated growth and consolidating and leveraging our manufacturing capabilities and (v) financial guidance for the first quarter and fiscal year 2006, including anticipated revenue, earnings per share and gross margin performance. Also, bookings, shipments, backlog and deferred revenue are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and our Quarterly Reports on Form 10-Q. Many factors can adversely affect expected financial performance, including cancellations and push-backs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets such as Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2005	2004	2005	2004
Net sales	$47,810	$49,777	$190,373	$139,627
Cost of sales	22,991	23,914	93,404	62,206

Gross profit	24,819	25,863	96,969	77,421

Operating expenses:
Selling, general and administrative	18,681	15,486	66,513	51,398
Research and development	5,110	4,335	19,742	15,147

Total operating expenses	23,791	19,821	86,255	66,545

Income from operations	1,028	6,042	10,714	10,876
Other income (expense), net	593	77	3,793	(139)

Income before income tax	1,621	6,119	14,507	10,737
Income tax provision	519	1,859	4,457	3,383

Net income	$1,102	$4,260	$10,050	$7,354

Earnings per share:
Basic	$0.04	$0.15	$0.35	$0.26

Diluted	$0.04	$0.14	$0.35	$0.25

Weighted average common shares:
Basic	28,731	28,648	28,709	28,570
Diluted	29,046	28,925	29,086	29,066

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$6,557	$16,368
Marketable securities	475	5,986
Trade receivables, net	42,165	52,307
Inventories	72,294	55,432
Prepaid expenses and other current assets	13,019	14,676

Total current assets	134,510	144,769
Property, plant and equipment, net	35,558	29,203
Other assets, net	7,862	7,328

Total assets	$177,930	$181,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$19,153	$21,834
Other current liabilities	31,737	44,648

Total current liabilities	50,890	66,482
Long-term liabilities	6,619	4,975

Total liabilities	57,509	71,457

Shareholders' equity:
Common stock	49,853	49,222
Retained earnings	71,063	61,013
Accumulated other comprehensive loss	(495)	(392)

Total shareholders' equity	120,421	109,843

Total liabilities and shareholders' equity	$177,930	$181,300